Exhibit 5.1

Our ref	ISW/726901-000001/26616810v2

Meta Data Limited

Flat H 3/F, Haribest Industrial Building

45-47 Au Pui Wan Street

Sha Tin New Territories

Hong Kong

14 June 2023

Dear Sirs

Meta Data Limited

We have acted as Cayman Islands legal advisers to Meta Data Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$70,000,000.00 of the following securities:

a)	Class A ordinary shares of the Company of a par value of US$0.0005 each (the “Shares”), including in the form of American depositary shares, each representing two Shares (the “ADSs”);

b)	certain preferred shares of the Company with a par value of US$0.0005 each (the “Preferred Shares”), including in the form of American depositary shares;

c)	certain debt securities of the Company, which may include debt securities exchangeable for or convertible into Shares or Preferred Shares (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

d)	warrants to subscribe for Shares or ADSs of the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”);

e)	rights to purchase Shares, Preferred Shares, Debt Securities, Warrants, rights or Units (as defined below) (the “Securities”) or Securities underlying the ADSs in the Company (the “Rights”) to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters for such Rights thereunder (the “Rights Agreements”); and

f)	units comprising of any combination of the Securities or Securities underlying the ADSs (the “Units”) to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the “Unit Agreements”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 10 March 2017 and three (3) certificates of incorporation on change of name dated 20 June 2017, 30 November 2017 and 29 April 2022 respectively.

1.2	The Sixth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 28 April 2022 (the “Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 8 June 2023 (the “Directors’ Resolutions”), and the corporate records of the Company maintained at its registered office in the Cayman Islands

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies in the Cayman Islands dated 12 May 2023 (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Indenture, Warrant Agreement, Rights Agreement or Unit Agreement.

2.4	The Company will have sufficient Shares and Preferred Shares authorised for issue under the Memorandum and Articles at the time of issuance.

2.5	The Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Rights Agreements and the Rights, and the Unit Agreements and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (by which law we have assumed them to be governed) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the laws of the State of New York as the governing law of the Indentures and the Debt Securities, Warrant Agreements and the Warrants, the Rights and the Rights Agreements and the Units and the Unit Agreements, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and the Debt Securities, Warrants and the Warrant Agreements, the Rights Agreements and the Rights, and the Units and the Unit Agreements.

2.8	No monies paid to or for the account of the Company in respect of the Shares, the Preferred Shares, the Debt Securities, the Warrants, the Rights or the Units represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$100,000 divided into 200,000,000 shares of a par value of US$0.0005 each, comprising of (i) 140,000,000 class A ordinary shares of a par value of US$0.0005 each, (ii) 20,000,000 class B ordinary shares of a par value of US$0.0005 each, and (iii) 40,000,000 shares of a par value of US$0.0005 to be designated by the board of directors of the Company (the “Board”).

3.3	With respect to the Shares, including those represented by ADSs, and the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares or Preferred Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares or Preferred Shares, (being not less than the par value of the Shares or Preferred Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Shares or Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of the Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Rights Agreement relating to the Rights and the Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Rights Agreement relating to such issue of Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Rights issued pursuant to the Rights Agreement will have been duly executed, issued and delivered.

3.7	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Indentures, Warrant Agreements, the Rights Agreements, the Unit Agreements or the Debt Securities, the Warrants, Rights, and Units issued thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures, Warrant Agreements, the Rights Agreements and the Unit Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Indentures, Warrant Agreements, the Rights Agreements and the Unit Agreements which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures or the Debt Securities, Warrant Agreements or the Warrants, the Rights Agreements or the Rights, and the Unit Agreements or the Units.

4.4	We have not reviewed the final form of any of the Indentures, Warrant Agreements, the Rights Agreements, the Unit Agreements or the Debt Securities, Warrants, Rights, and Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures or the Debt Securities, Warrant Agreements or the Warrants, the Rights Agreements or the Rights, and the Unit Agreements or the Units and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Legal Matters” and “Enforceability of Civil Liabilities” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

Encl.

Director’s Certificate